Exhibit 5.1

August 13, 2026

enCore Energy Corp. 13355 Noel Road, Suite 1700 Dallas, TX 75240
Dear Sirs and Mesdames:

Re:	enCore Energy Corp. (the “Company”) Prospectus Supplement

We have acted as British Columbia counsel to the Company, a British Columbia corporation. We refer to the registration statement on Form S-3 (Registration No. 333-296905) as originally filed by the Company under the United States Securities Act of 1933, as amended (the “Securities Act”) with the U.S. Securities and Exchange Commission (the “Commission”) and declared effective on July 1, 2026 (including information deemed incorporated by reference therein in accordance with applicable rules of the Commission, the “Registration Statement”), the base prospectus, dated June 18, 2026, forming part of the Registration Statement, with respect to the offering from time to time of the Company’s securities (the “Base Prospectus”) and the prospectus supplement dated August 13, 2026 (the “Prospectus Supplement”, together with the Base Prospectus, the “Prospectus”), relating to the sale through Cantor Fitzgerald Canada Corporation and RBC Dominion Securities Inc. (being, the Canadian agents), and Cantor Fitzgerald & Co., RBC Capital Markets, LLC, B. Riley Securities, Inc. and Jett Capital Advisors, LLC (being, the U.S. agents) (collectively, the “Agents”), from time to time by the Company of up to US$250,000,000 of common shares of the Company (the “Sales Agreement Shares”) pursuant to the Registration Statement, the Prospectus and the terms of a Controlled Equity OfferingSM Sales Agreement dated August 13, 2026 (the “Sales Agreement”) among the Agents and the Company.

We have examined the Registration Statement and the Prospectus and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or electronic transmissions. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Suite 1200 – 750 West Pender Street, Vancouver, B.C. V6C 2T8 Website: www.mortonlaw.ca
Telephone: 604.681.1194 Facsimile: 604.681.9652

MORTON LAW LLP    Page 2

For purposes of this legal opinion, we have assumed that:

(a)the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness will not have been terminated or rescinded;

(b)the Prospectus will have been prepared and filed in compliance with the Securities Act and the applicable rules and regulations thereunder;

(c)all Sales Agreement Shares will be offered, issued and sold, as applicable, in compliance with applicable securities laws and in the manner stated in the Registration Statement and the Prospectus;

(d)the Sales Agreement will have been executed and delivered by the Company and the Agents, and will constitute legally valid and binding obligations of the Company and the Agents, enforceable against each of them in accordance with its terms;

(e)the representations and warranties of the Company set forth in the Sales Agreement are true and correct and accurate in all respects (which representations and warranties we have relied upon without independent investigation);

(f)that if any obligation under any document is required to be performed in a jurisdiction outside of the Province of British Columbia, the performance of that obligation will not be illegal under he laws of that jurisdiction;

(g)the Company will have received the agreed upon consideration for the issuance of any Sales Agreement Shares and any such Sales Agreement Shares will have been delivered by or on behalf of the Company against payment therefor; and

(h)the Company has complied and will comply with the laws of all relevant jurisdictions in connection with the transactions contemplated by, and the performance of its obligations under, the Registration Statement, the Prospectus and the Sales Agreement.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Sales Agreement Shares have been duly authorized and, when issued and paid for in accordance with the Sales Agreement and as contemplated in the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to the date hereof that do or may affect the opinion we

MORTON LAW LLP    Page 3

express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

This opinion is addressed to the Company in connection with the filing of the Registration Statement and Prospectus Supplement and may not be relied upon by any other person without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Quarterly Report on Form 10-Q, which forms a part of the Registration Statement and to the use of our name in the Base Prospectus and Prospectus Supplement forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Yours truly,

MORTON LAW LLP
/s/ Morton Law LLP